Monday October 5, 7:01 a.m. Eastern Time

Company Press Release

Capital Senior Living Corporation Acquires Four Senior Living Communities

DALLAS--(BUSINESS WIRE)--Oct. 5, 1998--Capital Senior Living Corporation (NYSE:CSU news), one of the country's largest developers and operators of senior living communities, has purchased four senior living communities from NHP Retirement Housing Partners I Limited Partnership ("NHP") with a capacity for 706 residents for a cash purchase price of $40,640,000, according to Jeffrey L. Beck, Chief Executive Officer of Capital Senior Living Corporation.

The four communities acquired by the Company are The Atrium of Carmichael in Carmichael, California; Crosswood Oaks in Citrus Height, California; The Heatherwood in Southfield, Michigan; and Veranda Club in Boca Raton, Florida. The Company has operated the communities under a long-term management contract since 1992 and owns 33 percent of the outstanding pension notes issued by NHP. The average occupancy of the four communities is 95 percent. The residents in each of the communities enjoy amenities such as gracious living areas, a beauty parlor/barber shop, a library, exercise rooms, broad range of activity and recreational programs and attractively landscaped grounds. The communities also provide meal service, housekeeping, transportation, emergency call response, and personal care services.

"We are pleased to increase our ownership in these four communities to 100 percent," commented James A. Stroud, Chief Operating Officer. "Originally, we anticipated acquiring the remaining interests in the pension note debt of the communities and benefiting from the interest earned on the notes. This acquisition will allow us to report the operating results of those communities, which we have managed since 1992. This is a further step in our previously announced plans to fully consolidate the ownership of the communities we operate and in which we own partial interests."

Lawrence A. Cohen, Chief Financial Officer, added, "Completing these consolidations will strengthen our balance sheet and enhance our quality of earnings. This acquisition is expected to add approximately $11.6 million to our resident revenue and approximately $4 million to our earnings before interest, taxes, depreciation and amortization (EBITDA) in the next twelve months. This is after taking into account the elimination of approximately $1.2 million in management fee revenue previously earned from these four communities." Mr. Cohen also stated, "As a result of this transaction, approximately $7.5 million of principal and $5.3 million of deferred interest on the NHP pension notes owned by the Company will be repaid through 2001. In addition, the Company will continue to earn interest on approximately $6.6 million of the outstanding NHP pension notes that mature in 2001."

Capital Senior Living Corporation is one of the country's largest developers and operators of senior living communities. The Company currently operates 33 communities in 17 states with a capacity of approximately 5,400 residents. Later

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this month, the Company plans to close the previously  announced  acquisition of two communities, Gamercy Hill and Tesson Heights, with a capacity of 358 residents. The Company currently has 29 communities under construction or development, which will have a capacity of approximately 4,500 residents, including 22 new Waterford Communities with a capacity of approximately 3,100 residents. The Company is negotiating terms for additional sites. The Company is
also  expanding  9  existing   communities  to  accommodate   approximately  600
additional residents. Upon completion of these acquisitions, developments and expansions, the Company is expected to double its capacity to approximately 11,000 residents. Further additional growth in capacity is expected to result from acquisitions of existing communities. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and personal care to provide residents with the opportunity to age in place.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, and satisfaction of closing conditions  such as those  pertaining  to  licensure.  These and other risks are
detailed  the  Company's   reports  filed  with  the   Securities  and  Exchange
Commission.

For further information, contact Scott Shamblin, Director of Investor Relations, 972-770-5600.